SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT is entered into as of July 16, 2012

BETWEEN:

JIN XIN COPPER HOLDING LIMITED a corporation incorporated in the People’s Republic of China with an office at 4/F Min Sheng Tower A, 181 Min Sheng RD, Yuzhong District Chong Qing, China 400010

(the “Company”)

AND:

NG HOI FUNG, the sole shareholder of the common shares of the Company

(the “Selling Shareholder”)

AND:

GOLDEN CENTURY RESOURCES LIMITED a corporation incorporated in Delaware with an office at suite 1200, 1000 N. West Street, Wilmington, DE 19801, USA

 (the "Purchaser")

 (each a “Party”)

WHEREAS:

A.
The Selling Shareholder is the registered and beneficial owner of 50,000 common shares in the capital of the Company (the “Shares”) representing 100% of the issued and outstanding share capital of the Company;

B.
The Selling Shareholder desires to sell twenty percent (20%), being 10,000 Shares, of the Shares (the “First Tranche Shares”) to the Purchaser and the Purchaser desires to buy the First Tranche Shares from the Selling Shareholder on the terms and subject to the conditions of this Agreement; and,

C.
The Parties intend to complete a second tranche (the “Second Tranche”) of this transaction in which the Purchaser will acquire additional ownership in the Company  from the Selling Shareholder (the “Second Tranche Shares”), the exact amount of the additional ownership is to be determined by the Parties following the receipt of valuation information.

NOW THEREFORE in consideration of the premises, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	PURCHASE AND SALE

1.1
On the basis of the representations and warranties set forth in Section 2 below and subject to the terms and conditions of this Agreement, the Company shall sell the First Tranche Shares to the Purchaser and the Purchaser shall buy the First Tranche Shares from the Company for the aggregate amount of $1,471,075 (the “Purchase Price”)

1.2	The Parties acknowledge that the Purchase Price has been paid in full as of the date of this Agreement.

1.3
The Parties agree that they intend for the Second Tranche Shares to be acquired by the Purchaser from the Selling Shareholder on or before the date specified in subsection 3.2 (d) hereto.  The Parties further intend to agree upon the amount of additional ownership (the “Additional Ownership”) and consideration for the Second Tranche Shares following the completion of the purchase and sale of the First Tranche Shares and the receipt by the Parties of valuation information contained in geological or other reports relating to the Yang Tan mining properties.

1.4
The Parties agree that when the Purchaser acquires the Second Tranche Shares it will also take on the responsibility of using its reasonable and best commercial efforts to arrange and complete the financing of Yang Tan to bring it to the production stage.

1.5
The Purchaser acknowledges that the certificate(s) representing the First Tranche Shares, or any portion thereof, shall have typed or otherwise written thereon all restrictive legends required by applicable securities laws.

1.6	The Company acknowledges that it is prohibited from issuing any shares until the close of this transaction.

2.	REPRESENTATIONS AND WARRANTIES

2.1
The Company represents and warrants to the Purchaser (and acknowledges that the Purchaser is relying on such representations and warranties in order to complete the purchase and sale of the Shares) that:

(a)	the Selling Shareholder is the registered and beneficial owner of all right, title and interest in and to the Shares;

(b)	only fifty thousand (50,000) Shares in the capital of the Company are outstanding as of the date of this Agreement;

(c)	there are no shares in any other class of the Company outstanding as of the date of this Agreement;

(d)
except as set forth above, there are no securities of the Company outstanding and the Company has no other options, warrants or other rights, agreements,  or commitments of any character whatsoever convertible into, or exchangeable or exercisable for or otherwise requiring the issuance, sale or transfer by the Company of any shares of the Company or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of the Company, nor are there any outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or other attributes of the Company. There is no other agreement, obligation (contractual or otherwise), right or option or claim existing or pending pursuant to which the Company is or might be required to issue any further shares or other securities of its capital.  All outstanding the Company’s Shares have been duly authorized and are validly issued, as fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights;

(e)	the Company owns 85% of the right, title and interest of Nanjiang Long Du Mining Industrial Limited Corporation (“Long Du”);

(f)	the Government of the People’s Republic of China, through the #405 Geological Brigade, owns 15% of the right, title and interest in Yang Tan Gold Mine (“Yang Tan”);

(g)	Long Du owns 100% of the right, title and interest in Yang Tan;

(h)
all rights, permits and authorizations required from third parties, including the Government of China and local governments, have been obtained and are currently held by Long Du for the exploration, development, operation and production of Yang Tan as a gold mine;

(i)
the Shares are free and clear of all mortgages, debentures, charges, hypothecations, pledges, liens, or other security interests or encumbrances of whatever kind or nature, regardless of form and whether consensual or arising by law, statutory or otherwise, that secures the payment of any indebtedness or the performance of any obligation or creates in favour of or grants to any person any proprietary right;

(j)	the Company has the power, authority and capacity to incur the obligations created by this Agreement and to carry out its terms;

(k)	this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; and

(l)	the execution, delivery and performance of this Agreement by the Company will not:

(i)	violate any law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to the Company; or

(ii)
conflict with, constitute grounds for termination or acceleration of, result in the breach of the terms, conditions, or provisions of, result in the loss of any benefit to the Company under, or constitute a default under any agreement, instrument, license or permit to which either the Company is a party or by which the Company is bound.

2.2
The Purchaser represents and warrants to the Company (and acknowledges that the Company is relying on such representations and warranties in order to complete the purchase and sale of the Shares) that:

(a)
in evaluating the suitability of an investment in the Company, the Purchaser has not relied upon any representations or other information, whether oral or written, other than as set forth in this Agreement or as contained in any documents or answers to questions furnished by the Company to the Purchaser;

(b)	the Purchaser is aware that the purchase price being paid for the Shares bears no relationship to assets, book value or other established criteria of value;

(c)	the Purchaser is aware of the risks and merits of an investment in the Company;

(d)	the Purchaser is purchasing the Shares as principal for its own account, for investment purposes only;

(e)
the Purchaser is not resident in the United States, is  not a U.S. Person as defined in Regulation S under the United States Securities Act of 1933, as amended (the “1933 Act”), and is not acquiring the Shares for the account or benefit of any U.S. Person;

(f)
the offer and sale of the Shares was not accomplished by an advertisement or other general solicitation and the Purchaser was not induced to purchase the Shares as a result of any advertisement or general solicitation made by the Company or the Company or any directed selling efforts;

(g)
the Company acknowledges and understands that none of the Shares have been or will be registered under the 1933 Act, and the Shares may not be offered or sold, directly or indirectly, in the United States to, or for the account or benefit of, a U.S. Person, unless registered under the 1933 Act and the securities laws of all applicable states or unless an exemption from such registration requirements is available;

(h)	the Purchaser will only sell, transfer or otherwise dispose of the Shares or any portion thereof in accordance with applicable securities laws;

(i)	the Purchaser qualifies for an exemption pursuant to National Instrument 45-106 Prospectus and Registration Exemptions (Canada);

(j)	the Purchaser has the power, authority and capacity to incur the obligations created by this Agreement and to carry out its terms;

(k)	this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; and

(l)	the execution, delivery and performance of this Agreement by the Company will not:

(i)	violate any law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to the Company; or

(ii)
conflict with, constitute grounds for termination or acceleration of, result in the breach of the terms, conditions, or provisions of, result in the loss of any benefit to the Company under, or constitute a default under any agreement, instrument, license or permit to which either the Company is a party or by which the Company is bound.

3.	THE SECOND TRANCHE

3.1
Following the completion of the purchase and sale of the First Tranche Shares pursuant to this Agreement, the Parties will continue to negotiate in good faith toward the purchase of the Second Tranche Shares by the Purchaser from the Selling Shareholder.

3.2
The amount of the Additional Ownership and the amount of consideration to be paid in the Second Tranche Shares is to be determined by the Parties following the receipt and review of valuation information contained in geological or other reports relating to the Yang Tan mining properties and agreed upon in a second share purchase agreement.  However, the Parties acknowledge and agree that:

(a)
they will use their best efforts to agree on a value for the ownership of the Shares to be acquired by the Purchaser in the First and Second Tranche (the “Value”), using (i) valuation information contained in geological reports relating to the Yang Tan mining properties to be obtained by the Parties and (ii) current market factors as the bases for the negotiations;

(b)
once the Value is determined, the Parties will subtract the Purchase Price from the Value and the difference (the “Difference”) will be used to determine the consideration to be paid by the Purchaser to the Selling Shareholder for the Second Tranche Shares (the “Second Purchase Price”); and,

(c)
if the Difference is a negative number, then that amount multiplied by negative 1 (-1) will represent the amount of the Purchase Price paid in excess of the Value (the “Excess.”)  The Excess, if any, will be returned to the Purchaser by the Company and the Selling Shareholder.  Each of the Company and the Selling Shareholder will be liable, jointly and severally, for the return of the Excess, if any, to the Purchaser.

(d)
in the event that no valuation report is received or the Parties do not execute a second share purchase agreement determining the Additional Amount and Second Purchase Price by January 1, 2013, then The Company and the Selling Shareholder will return the Purchase Price to the Purchaser.  Each of the Company and the Selling Shareholder will be liable, jointly and severally, for the return of the Purchase Price to the Purchaser, if required pursuant to this subsection 3.2(d.)

3.3
The Second Purchase Price may be paid by the Purchaser to the Selling Shareholder in any combination of cash and shares of the Purchaser as the Parties may agree to in the second share purchase agreement, subject to all applicable securities and other laws and required third party and governmental authorizations required.

4.	Closing

Within three business days following the execution of this Agreement, the Company will deliver certificates representing the First Tranche Shares to the Purchaser or its designated Agent.

5.	GENERAL PROVISIONS

5.1	Time shall be of the essence of this Agreement.

5.2	All references to currency in this Agreement are to United States dollars.

5.3
The parties to this Agreement covenant and agree to execute and deliver all such further documents and instruments, and to do all acts and things as may be necessary or desirable to carry out the full intent and meaning of this Agreement.

5.4
Each party to this Agreement confirms and acknowledges that it has been provided with an opportunity to seek independent legal advice with respect to its rights, entitlements, liabilities and obligations hereunder and understands that it has been recommended that such advice be sought prior to entering into this Agreement.

5.5	No alteration or amendment to this Agreement shall take effect unless it is in writing duly executed by the parties hereto.

5.6	This Agreement may not be assigned by either party hereto without the express written consent of the other party.

5.7
This Agreement shall enure to the benefit of and be binding upon the parties hereto and, except as otherwise provided or as would be inconsistent with the provisions of this Agreement, their respective heirs, executors, administrators, successors and assigns.

5.8
In the event that any term, clause or provision of this Agreement is construed or adjudged invalid, void or unenforceable, such term, clause or provision shall be deemed as severed from this Agreement and all remaining terms, clauses and provisions shall remain in full force and effect.

5.9
This Agreement contains the entire agreement between the parties and there are no other agreements, conditions or representations, oral or written, express or implied, with regard to the subject matter hereof.

5.10
This Agreement will be governed by and construed in accordance with the laws of British Columbia, Canada.  The Parties irrevocably attorn to the jurisdiction of the courts of British Columbia in Vancouver, B.C., Canada with respect to any matters arising out of this Agreement.

5.11	This Agreement may be executed in counterparts and by electronic transmission, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

JIN XIN COPPER HOLDING LIMITED

/s/ Ng Hoi Fung
Signature
Ng Hoi Fung  Director
Print Name and Title

GOLDEN CENTURY RESOURCES LIMITED

/s/ David Cheng Lee
Signature
David Cheng Lee
Print Name

Signed and Delivered at Hong Kong SAR (city) on – 9 July 2012 (date) by NG HOI FUNG in the presence of:
/s/ IP Woon Shun
Notary Witness (Signature)
IP Woon Shun
Name (please print)
Notary Public, Hong Kong SAR
Title (please print)
/s/ stamp
Province and Country (please print)
) ) ) ) ) ) ) ) ) )	/s/ Ng Hoi Fung NG HOI FUNG
      Attestation only.
[stamp]                                           No advice sought or given.